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                                                                    Exhibit 99.1

NEWS RELEASE                                             FOR RELEASE MAY 1, 2003
                                                         6 a.m. Eastern Time

CONTACTS:
Keith A. Cheesman, Investors, (513) 763-1936
Lori Dorer, Media, (513) 345-1685

             KENDLE INTERNATIONAL REPORTS FIRST QUARTER 2003 RESULTS

CINCINNATI, May 1, 2003 -- Kendle International Inc. (Nasdaq: KNDL), a leading full-service contract research organization, today reported first quarter 2003 financial results.

Net service revenues for the first quarter 2003 were $37.2 million compared to net service revenues of $43.9 million for the first quarter 2002. Net service revenues by geographic region were 70 percent in North America, 27 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 49 percent of net service revenues for the first quarter 2003.

Reimbursable out-of-pocket revenues and expenses were $11.5 million for the first quarter 2003 compared to $10.0 million in the same quarter a year ago.

In the first quarter of 2003, Kendle recorded a charge of approximately $682,000 in severance and office consolidation costs. This charge primarily consisted of severance and outplacement benefits relating to a workforce reduction program which impacted approximately 1 percent of its total workforce. The net loss for the quarter was $2.1 million or $0.16 per share compared to net income of $2.1 million or $0.16 per diluted share during the same period a year ago. Excluding this charge, the net loss for the quarter was $0.12 per share. During the quarter, the Company incurred foreign exchange translation losses which amounted to $0.02 per share. Foreign exchange translation had no effect on earnings per share in the same quarter a year ago.

Cash flow from operations for the quarter was a positive $944,000, resulting in a strong balance sheet as of March 31, 2003, with cash and marketable securities totaling $28.1 million and total bank borrowings of $12.0 million. Days sales outstanding in accounts receivable were 46 compared to 45 at Dec. 31, 2002 and capital expenditures for the first quarter 2003 totaled $2.0 million.

New business awards were $53 million for the first quarter 2003. Contract cancellations for the quarter were $15 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled $190 million at March 31, 2003 compared to $181 million at March 31, 2002.

"Operating results were in line with our expectations and are on schedule with our projected return to profitability in the second half of the year," said Dr. Candace Kendle, Chairman and Chief Executive Officer. "We remain optimistic about the future of this industry and Kendle's position in the growing CRO marketplace.






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"To this end, our efforts are focused around several key initiatives designed to strengthen our organization going forward. During the quarter, Kendle completed



                                     -more-



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a global review of operational and administrative resources to identify efficiencies and align staffing levels with anticipated needs. As a result, approximately 16 positions, or one percent of our worldwide workforce, were eliminated." Dr. Kendle continued, "This move is the first step in a broader organizational review designed to transition from our current operating structure to a more effective and customer-focused organization. We believe these changes will aid in our return to profitability and better position us moving forward."

Kendle will host its first quarter 2003 conference call May 1, 2003 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on June 1, 2003.

ABOUT KENDLE INTERNATIONAL INC.

Kendle International is a global provider of quality clinical research and development services for the pharmaceutical and biotechnology industries. Headquartered in Cincinnati, Ohio, Kendle is among the world's largest publicly held clinical research organizations, with approximately 1,600 associates worldwide. The company has conducted clinical trials or provided regulatory and validation services in 60 countries. Investor kits are available upon request from Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company's business are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, competition and consolidation within the industry, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is as of May 1, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                                       ###






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                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)


                                                          Three Months Ended
                                                               March 31,

                                                          2003          2002
                                                         --------      --------

Net service revenues                                     $ 37,180      $ 43,921
Reimbursable out-of-pocket revenues                        11,545        10,029
                                                         --------      --------
Total revenues                                             48,725        53,950
                                                         --------      --------
Costs and expenses:
  Direct costs                                             22,689        26,032
  Reimbursable out-of-pocket costs                         11,545        10,029
  Selling, general and administrative expenses             13,142        12,283
  Depreciation and amortization                             2,185         1,974
  Severance and office consolidation costs                    682          --
                                                         --------      --------
  Total costs and expenses                                 50,243        50,318
                                                         --------      --------
Income (loss) from operations                              (1,518)        3,632

Other income (expense):
  Interest expense                                           (272)         (265)
  Interest income                                             103           153
  Other                                                      (438)          (34)
                                                         --------      --------
Income (loss) before income taxes                          (2,125)        3,486

Income taxes                                                   (1)        1,369
                                                         --------      --------
Net income (loss)                                        ($ 2,124)     $  2,117
                                                         ========      ========
Income (loss) per share data:
Basic:
      Net income (loss) per share                        ($  0.16)     $   0.17
                                                         ========      ========
      Weighted average shares outstanding                  12,877        12,686

Diluted:
      Net income (loss) per share                        ($  0.16)     $   0.16
                                                         ========      ========
      Weighted average shares outstanding                  12,877        13,470



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                            Kendle International Inc.
                   Reconciliation of GAAP EPS to Pro forma EPS
                                   (Unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                           ------------------
                                                            2003         2002
                                                           ------       ------
GAAP net income (loss) per share                           ($0.16)      $0.16

  Employee severance and office consolidation costs          0.04
                                                           --------     -----
Pro forma net income (loss) per share                       ($0.12)     $0.16
                                                           ========     =====




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                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                   March 31, 2003     December 31, 2002
                                   --------------     -----------------
Cash, cash equivalents and
  marketable securities               $ 28,100             $ 29,975

Working capital                         39,521               41,451

Total assets                           152,120              155,397

Bank borrowings                         12,000               12,750

Shareholders' equity                    93,065               94,360